QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.23

[Execution Copy]

PROTECTION OF TRADE SECRETS,
NONSOLICITATION AND CONFIDENTIALITY AGREEMENT

        THIS AGREEMENT is made as of March 8, 2004, by and between Physicians Formula, Inc., a New York corporation and formerly known as Pierre Fabre, Inc. (the "Company"), and Joseph J. Jaeger ("Executive").

        WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of the date hereof (the "Employment Agreement");

        WHEREAS, PFI Holdings Corp., a Delaware corporation and the beneficial owner of all of the outstanding capital stock of the Company, and Executive are parties to certain option agreements, dated as of the date hereof (collectively, the "Option Agreements");

        WHEREAS, Executive acknowledges and agrees with the Company that Executive's services to the Company require the use of Company's and its Subsidiaries' trade secrets and other Proprietary Information (as defined in Section 2(b) below) that the Company has made reasonable efforts to keep confidential and that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use ("Trade Secrets");

        WHEREAS, Executive further acknowledges and agrees that the Company would be irreparably damaged if Executive were to provide similar services requiring the use of such Trade Secrets to any person or entity competing with the Company or engaged in a similar business;

        WHEREAS, the Company and Executive desire to enter into this Agreement in order to define (among other things) the relative rights of the Company and Executive with respect to Intellectual Property (as defined below) owned by the Company or its customers or clients to which Executive may have access or may contribute as a result of Executive's employment with the Company; and

        WHEREAS, the execution and delivery of the Employment Agreement and the Option Agreements were conditioned on the execution and delivery of this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

        1.    Protection of Trade Secrets and Nonsolicitation.

        (a)    Trade Secrets.    Executive acknowledges that he or she is familiar with the Company's Trade Secrets, Proprietary Information (as defined below) and Intellectual Property (as defined below). Executive further acknowledges that his or her services have been and shall be of special, unique and extraordinary value to the Company. Without limiting any other obligations of Executive pursuant to this Agreement, Executive accordingly covenants and agrees with the Company that during the period commencing with the date of this Agreement and ending on the last day of the Protection Period (as defined below), Executive shall not, directly or indirectly, either for himself or herself or for any other individual, corporation, partnership, joint venture or other entity, participate in any business (including, without limitation, any division, group or franchise of a larger organization) within the United States, or in any other country in which the Company conducts or actively proposes to conduct business at any time prior to the date of termination of Executive's employment with the Company, in which he or she would be required to employ, reveal, or otherwise utilize Trade Secrets used by the Company at any time prior to the Executive's termination. For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). For purposes of this Agreement, the "Protection Period" shall mean the period of time from the date of this Agreement until the first anniversary of the date of termination of Executive's employment with the Company.

        (b)    Nonsolicitation.    Without limiting any other obligation of Executive pursuant to this Agreement, Executive covenants and agrees that, during the Protection Period, Executive shall not (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire directly or through another entity any person who was an employee of the Company at any time during the Protection Period, or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company in order to induce or attempt to induce such person or entity to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Company (including, without limitation, making any negative statements or communications concerning the Company).

        (c)    Right to Conduct Business Upon Termination.    Notwithstanding any provision to the contrary in this Agreement, from and after the date of termination of Executive's employment with the Company, Executive shall be entitled to participate in any business in which he or she would not be required to, and does not, employ, reveal, or otherwise utilize Trade Secrets used by the Company at any time prior to the Executive's termination.

        2.    Nondisclosure and Nonuse of Proprietary Information.

        (a)   Executive agrees that he or she shall not disclose or use at any time, either during his or her employment with the Company or thereafter, any Proprietary Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him or her, except to the extent that such disclosure or use is directly related to and required by Executive's performance of duties assigned to Executive by the Company. Executive shall take all reasonable and appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft. The foregoing shall not, however, prohibit disclosure by Executive of Proprietary Information that has been published in a form generally available to the public prior to the date Executive proposes to disclose such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

        (b)   As used in this Agreement, the term "Proprietary Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of the Company or its Subsidiaries or their respective suppliers, distributors, customers, independent contractors or other business relations. Proprietary Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company's suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Trade Secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (iv) computer software, including operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (vi) copyrightable works, (vii) intellectual property of every kind and description, and (viii) all similar and related information in whatever form.

        3.    The Company's Ownership of Intellectual Property.

        (a)   In the event that Executive during the term of his or her employment by the Company generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any discovery, formula, Trade Secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information, any copyrightable work or any Proprietary Information (collectively, "Intellectual Property"), Executive acknowledges that such Intellectual Property is and shall be the exclusive property of the Company. Any copyrightable work prepared in whole or in part by Executive shall to be deemed "a work made for hire" to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and the Company shall own all of the rights comprised in the copyright therein. Without limiting the foregoing, Executive hereby assigns his or her entire right, title and interest in and to all Intellectual Property to the Company. During and after the term of Executive's employment with the Company, Executive shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company to protect the Company's interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive's employment with the Company).

        (b)   Notwithstanding the foregoing, however, Company shall not own and Executive shall have no obligation to assign to the Company any invention otherwise falling within the definition of Intellectual Property for which no equipment, supplies, facility, or Trade Secret information of the Company was used and that was developed entirely on Executive's own time, unless: (i) such Intellectual Property relates (A) to the Company's business or (B) to its actual or demonstrably anticipated research or development, or (ii) the Intellectual Property results from any work performed by him or her for the Company or its affiliates. Executive has identified and described in detail on an attachment hereto initialed by each of the undersigned party's or their authorized representatives, all Intellectual Property that is or was owned by him or her or was written, discovered, made, conceived or first reduced to practice by him or her alone or jointly with another person prior to his or her employment by the Company. If no such Intellectual Property is listed, Executive represents to the Company that he or she does not now nor has he or she ever owned, nor has he or she made, any such Intellectual Property.

        4.    Delivery of Materials Upon Termination of Employment.    As requested by the Company from time to time and upon the termination of Executive's employment with the Company for any reason, Executive shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Proprietary Information and Intellectual Property in Executive's possession or within his or her control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Proprietary Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

        5.    Notices.    Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

    To the Company:

    Physicians Formula, Inc.
    1055 West 8th Street

    Azusa, California 91702
    Attn: Chairman of the Board
               Chief Executive Officer
    Telecopy: (626) 812-9462

    With copies to:

    Summit Partners, L.P.
    499 Hamilton Avenue
    Suite 200
    Palo Alto, California 94301
    Attn: Walter G. Kortschak
               Craig D. Frances
    Telephone: (650) 614-6600
    Telecopy: (650) 321-1188

    Kirkland & Ellis LLP
    200 East Randolph Drive
    Chicago, Illinois 60601
    Attn: Ted H. Zook, P.C.
    Telephone: (312) 861-2000
    Telecopy: (312) 861-2200

    To Executive:

    Joseph J. Jaeger
    195 Flintlock Road
    Southport, CT 06890

    With copies to:

    Gibney, Anthony & Flaherty, LLP
    665 Fifth Avenue
    New York, NY 10022
    Attention: Frederick W. Anthony
    Telephone: (212) 688-5151
    Telecopy: (212) 688-8315

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

        6.    General Provisions.

        (a)    Company Definition.    For purposes of Sections 1, 2, 3, 4 and 6(b) and (c) of this Agreement, the term "Company" shall include all subsidiaries and affiliates of the Company.

        (b)    Not an Employment Agreement.    Executive and the Company acknowledge and agree that this Agreement is not intended and should not be construed to grant Executive any right to continued employment with the Company or to otherwise define the terms of Executive's employment with the Company.

        (c)    Absence of Conflicting Agreements.    Executive hereby warrants and covenants that (i) his or her employment by the Company and his or her execution, delivery and performance of this Agreement do not and shall not result in a breach of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which Executive is subject, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

        (d)    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Agreement shall have the power (and, to the fullest extent permissible, shall be directed by the parties) to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

        (e)    Complete Agreement.    This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        (f)    Counterparts.    This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        (g)    Successors and Assigns.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and Executive and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement may not be assigned or delegated without the prior written consent of the Company.

        (h)    Choice of Law.    All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of California.

        (i)    Remedies.    Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that Executive's breach of any term or provision of this Agreement shall materially and irreparably harm the Company, that money damages shall accordingly not be an adequate remedy for any breach of the provisions of this Agreement by Executive and that the Company in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

        (j)    Amendment and Waiver.    The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

* * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PHYSICIANS FORMULA, INC.
By	/s/ ANDRE PIETERS

Its	President

/s/ JOSEPH J. JAEGER

Joseph J. Jaeger

QuickLinks

  Exhibit 10.23
PROTECTION OF TRADE SECRETS, NONSOLICITATION AND CONFIDENTIALITY AGREEMENT